Exhibit 21.1
Cottonwood Communities, Inc.
Subsidiaries

Cottonwood Communities O.P., LP
CC West Palm Holding, LLC
CC West Palm, LLC
CC Dolce Twin Creeks Lender, LLC
CC Lector85, LLC
2409 East 2nd Avenue, LLC
Cottonwood Communities TRS, LLC
CC 2980 Huron, LLC
CA Residential 2980 Huron PE, LLC